Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-131729 on Form S-8, and Registration Statement Nos. 333-144043 and 333-144989 on Form S-3 of our report dated February 28, 2007 (September 26, 2007 as to the effects of the discontinued operations described in Note 3 — “Sale of the North American Polymers Business and the Agreement to Sell the U.S. Base Chemicals Business”, and as to the effects of the segment reclassifications described in Note 28) relating to the financial statements and financial statement schedules of Huntsman Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: i) the presentation of the consolidated financial statements of Huntsman Corporation as if Huntsman Holdings LLC and Huntsman Corporation were combined for all periods presented, ii) the adoption of FASB Interpretation Nos. 46R and 47 during 2005 and FASB Statement No. 158 during 2006, and iii) the company’s change in measurement date for its pension and other postretirement benefit plans during 2005), appearing in this Current Report on Form 8-K of Huntsman Corporation.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
September 26, 2007